Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
QUANTENNA COMMUNICATIONS, INC.
Quantenna Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
A.    The name of the Corporation is Quantenna Communications, Inc., formerly known as mySource Communications, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 28, 2005.
B.    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
C.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Quantenna Communications, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Sam Heidari, a duly authorized officer of the Corporation, on October 13, 2016.

/s/ Sam Heidari
Sam Heidari
Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the Corporation is Quantenna Communications, Inc.
ARTICLE II
The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE III
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
At the initial date and time of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each fifty (50) outstanding shares of Common Stock (as defined below) and each fifty (50) outstanding shares of Preferred Stock (as defined below) will be exchanged and combined, automatically and without further action by the holders of the shares of Common Stock and Preferred Stock affected thereby, into one (1) share of Common Stock and one (1) share of Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors (as defined below). All rights, preferences and privileges of the Common Stock and the Preferred Stock have been adjusted to reflect the Reverse Stock Split (that is, all numeric references and other provisions included in this Amended and Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Reverse Stock Split). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation, after giving effect to the Reverse Stock Split.
The total number of shares of stock that the Corporation shall have authority to issue is Sixty-Three Million Forty-Nine Thousand Six Hundred Thirty-Four (63,049,634) shares, consisting of Forty Million (40,000,000) shares of Common Stock, $0.0001 par value per share (“Common Stock”), and Twenty-Three Million Forty-Nine Thousand Six Hundred Thirty-Four (23,049,634) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Seven Hundred Eighty-Three Thousand Eight Hundred Sixty-Two (783,862) shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Eight Hundred Twenty-Two Thousand Two Hundred Forty-Two (822,242) shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Eight Hundred Seventy-Five Thousand One Hundred Ninety-Nine (875,199) shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Four Million Three Hundred Sixty-Nine Thousand Two Hundred Four (4,369,204)) shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of Five Million Three Hundred Forty-Eight Thousand Eight Hundred Sixteen (5,348,816) shares. The sixth series of Preferred Stock shall be designated “Series F-1 Preferred Stock” and shall consist of Seven Million Eight Hundred Ninety-Three Thousand Four Hundred Nineteen (7,893,419) shares. The seventh series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of Two Million Nine Hundred Fifty-Six Thousand Eight Hundred Ninety-Two (2,956,892) shares.
ARTICLE V
The terms and provisions of the Common Stock and Preferred Stock are as follows:
1.    Definitions. For purposes of this ARTICLE V, the following definitions shall apply.
(a)    “Conversion Price” shall mean:

(i)	$9.156 per share for the Series A Preferred Stock;

(ii)	$9.611 per share for the Series B Preferred Stock;

(iii)	$10.107 per share for the Series C Preferred Stock;

(iv)	$3.9615 per share for the Series D Preferred Stock;

(v)	$5.566 per share for the Series E Preferred Stock;

(vi)	$7.74223375 per share for the Series F-1 Preferred Stock; and
(vii)    $13.5705 per share for the Series G Preferred Stock, in each case, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.
(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
(c)    “Corporation” shall mean Quantenna Communications, Inc.
(d)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation (or its subsidiaries) for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the Common Stock and Preferred Stock of the Corporation voting as separate classes.

(e)    “Dividend Rate” shall mean an annual rate of:
(i)     $1.382 per share for the Series A Preferred Stock;
(ii)     $1.486 per share for the Series B Preferred Stock;
(iii)     $1.60 per share for the Series C Preferred Stock;
(iv)     $0.317 per share for the Series D Preferred Stock;
(v)    $0.445 per share for the Series E Preferred Stock;
(vi)    $0.6193787 per share for the Series F-1 Preferred Stock; and
(vii)    $1.0856 per share for the Series G Preferred Stock in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.
(f)    “Liquidation Preference” shall mean:
(i)    $17.276 per share for the Series A Preferred Stock;
(ii)    $18.58 per share for the Series B Preferred Stock;
(iii)    $20.00 per share for the Series C Preferred Stock;
(iv)    $3.9615 per share for the Series D Preferred Stock;
(v)    $5.566 per share for the Series E Preferred Stock;
(vi)    $7.74223375 per share for the Series F-1 Preferred Stock; and
(vii)    $13.5705 per share for the Series G Preferred Stock in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.
(g)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(h)    “Original Issue Price” shall mean:
(i)    $17.276 per share for the Series A Preferred Stock;
(ii)    $18.58 per share for the Series B Preferred Stock;
(iii)    $20.00 per share for the Series C Preferred Stock;
(iv)    $3.9615 per share for the Series D Preferred Stock;
(v)    $5.566 per share for the Series E Preferred Stock;

(vi)    $7.74223375 per share for the Series F-1 Preferred Stock; and
(vii)    $13.5705 per share for the Series G Preferred Stock, in each case, subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.
(i)    “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F-1 Preferred Stock and Series G Preferred Stock.
(j)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.
(k)    “Series A Director” shall have the meaning set forth in Article V, Section 5(d)(i) hereof.
(l)    “Series B Director” shall have the meaning set forth in Article V, Section 5(d)(ii) hereof.
(m)    “Series C Director” shall have the meaning set forth in Article V, Section 5(d)(iii) hereof.
(n)    “Series E Director” shall have the meaning set forth in Article V, Section 5(d)(iv) hereof.
(o)     “Series F-1 Director” shall have the meaning set forth in Article V, Section 5(d)(v) hereof.
(p)    “Series G Director” shall have the meaning set forth in Article V, Section 5(d)(vi) hereof.
2.    Dividends
(a)    Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.
(b)    Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c)    Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.
(d)    Consent to Certain Distributions. To the extent one or more sections of any other state corporations code setting forth minimum requirements for the corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.  In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.
3.    Liquidation Rights
(a)    Liquidation Preference
(i)    In the event of any Liquidation Event (as defined below), the holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F-1 Preferred Stock or Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series G Preferred Stock held by them equal to the sum of (A) the Liquidation Preference specified for such share of Series G Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series G Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series G Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution to the holders of the Series G Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series G Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).
(ii)    After the holders of Series G Preferred Stock have been paid in full as specified in Section 3(a)(i) above, the holders of Series F-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series F-1 Preferred Stock held by them equal to the sum of (A) the Liquidation Preference specified for such share of Series F-1 Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series F-1 Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series F-1 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then the entire assets of the Corporation legally available for distribution to the holders of the Series F-1 Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series F-1 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(iii)    After the holders of Series G Preferred Stock and Series F-1 Preferred Stock have been paid in full as specified in Sections 3(a)(i) and (ii) above, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series E Preferred Stock held by them equal to the sum of (A) the Liquidation Preference specified for such share of Series E Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series E Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series E Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iii), then the entire assets of the Corporation legally available for distribution to the holders of the Series E Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series E Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iii).
(iv)    After the holders of Series G Preferred Stock , Series F-1 Preferred Stock and Series E Preferred Stock have been paid in full as specified in Sections 3(a)(i), (ii) and (iii) above, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (A) the Liquidation Preference specified for such share of Series D Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(iv), then the entire assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iv).
(v)    After the holders of Series G Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock and Series D Preferred Stock have been paid in full as specified in Sections 3(a)(i), (ii), (iii) and (iv) above, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (A) one and one-tenth times (1.1x) the Liquidation Preference specified for such share of Series C Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(v), then the entire assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(v).
(vi)    After the holders of Series G Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock have been paid in full as specified in Sections 3(a)(i), (ii), (iii), (iv) and (v) above, the holders of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock in connection therewith by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock or Series A Preferred Stock held by them equal to the sum of (A) the Liquidation Preference specified for such share of Series B Preferred Stock or Series A Preferred Stock and (B) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock or Series A Preferred Stock. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock and Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(vi), then the entire assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock and the Series A Preferred Stock shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock and Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(vi).
(b)    Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata to the holders of Series G Preferred Stock, Series F-1 Preferred, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series G Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate.
(c)    Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. To avoid double participation in the liquidation preference, shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.
(d)    Liquidation Event. For purposes of this Section 3, a “Liquidation Event” shall mean and include: (i) the merger or acquisition of the Corporation by any person or entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock solely for capital raising purposes or any merger effected exclusively to change the domicile of the Corporation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Corporation, including intangible assets; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Subject to subsection (g)(iv) below, the treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote of written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).
(e)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:
(i)    if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; and
(ii)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.
In the event of a merger or other acquisition of the Corporation by another person or entity, the distribution date shall be deemed to be the date such transaction closes.
(f)    Noncompliance. In the event that the requirements of this Section 3 are not complied with in connection with any Liquidation Event, the Corporation shall either:
(i)    cause the closing of any such voluntary transaction to be postponed until such time as the requirements of this Section 3 have been complied with; or
(ii)    cancel any such voluntary transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock under this Section 3 shall revert to and be the same as the rights, preferences and privileges of the holders of the Preferred Stock existing under this Section 3 immediately prior to the date that the first notice related to any such transaction was distributed by the Corporation to such holders pursuant to Section 4(j) hereof.
(g)    Waiver of Liquidation Preference Rights. Notwithstanding anything herein to the contrary, any Liquidation Preference rights may be waived by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock either before or after the event giving rise to such rights, except that:
(i) waiver of the Liquidation Preference afforded to the Series C Preferred Stock in Section 3(a)(v) above shall require the approval of holders of sixty-six percent (66%) of the outstanding shares of Series C Preferred Stock;
(ii)    waiver of the Liquidation Preference afforded to the Series D Preferred Stock in Section 3(a)(iv) above shall require the approval of holders of sixty-six percent (66%) of the outstanding shares of Series D Preferred Stock;
(iii)    waiver of the Liquidation Preference afforded to the Series E Preferred Stock in Section 3(a)(iii) above shall require the approval of holders of sixty-eight percent (68%) of the outstanding shares of Series E Preferred Stock;
(iv)    the treatment of any particular transaction or series of related transactions as a Liquidation Event, or the waiver of the Liquidation Preference afforded to the Series F-1 Preferred Stock in Section 3(a)(ii) above, shall require the approval of holders of sixty-eight percent (68%) of the outstanding shares of Series F-1 Preferred Stock; and

(v)    the treatment of any particular transaction or series of related transactions as a Liquidation Event, or the waiver of the Liquidation Preference afforded to the Series G Preferred Stock in Section 3(a)(i) above, shall require the approval of holders of eighty-five percent (85%) of the outstanding shares of Series G Preferred Stock.
Any such waiver pursuant to this subsection (g) shall bind all current and future holders of shares of such shares of Preferred Stock.
4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $50,000,000 (a “Qualified IPO”) and provided further that such Qualified IPO must involve an offering price to the public (prior to deduction of underwriters discount or other expenses) reflecting a pre-money valuation of not less than $325 million (such “pre-money valuation of the Company” being calculated by multiplying the offering price to the public by the number of outstanding shares of common stock of the Company, assuming the conversion of all Convertible Securities and the exercise of all Options); or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”); provided, however, that:
(i)     if such Automatic Conversion Event occurs in connection with a Liquidation Event in which the proceeds to which the holders of Series E Preferred Stock would be entitled pursuant to Section 3 hereof in respect of their shares of Series E Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series E Preferred Stock were converted to Common Stock, the Series E Preferred Stock shall not be so converted unless the holders of at least sixty-eight percent (68%) of the outstanding shares of Series E Preferred Stock shall have approved such conversion; and
(ii)    In order for the shares of Series F-1 Preferred Stock to convert in an Automatic Conversion Event, the Corporation shall have received the consent of the holders of at least a majority of the then outstanding shares of Series F-1 Preferred Stock.
(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of

Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
(d)    Adjustments to Conversion Price for Diluting Issues
(iii)    Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation (the “Filing Date”), other than issuances or deemed issuances of:
(1)    shares of Common Stock issued or issuable to officers, directors, employees, consultants, and other service providers of the Corporation (or any subsidiary) pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs approved by a majority of the Board of Directors;
(2)    shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Filing Date;
(3)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g) hereof;
(4)    shares of Common Stock issued in a bona-fide, firmly underwritten registered public offering under the Securities Act;
(5)    shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by a majority of the Board of Directors;
(6)    shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by a majority of the Board of Directors;
(7)    shares of Series F-1 Preferred Stock issued or issuable upon exercise of warrants exercisable for 271,248 shares of Series F-1 Preferred Stock and any shares of Common Stock issued or issuable upon conversion of such shares of Series F-1 Preferred Stock;
(8)    shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, sales, marketing or other similar agreements or strategic partnerships approved by a majority of the Board of Directors;
(9)    shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by a majority of the Board of Directors; and
(10)    any security issued upon exercise of any right, option or warrant to acquire any security excluded from the definition of Additional Shares of Common pursuant to subsections (1) through (10) above.
(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.
(iii)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(3)    no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;
(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
(5)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.
(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:
(1)    Series A, Series B, Series C and Series E Preferred Stock. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock

and Series E Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price of the Series E Preferred Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate.
(2)    Series D Preferred Stock. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying the Conversion Price of the Series D Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price of the Series D Preferred Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate.
(3)    Series F-1 Preferred Stock. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series F-1 Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series F-1 Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying Conversion Price of the Series F-1 Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price of the Series F-1 Preferred Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price of the Series F-1 Preferred Stock shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate.

(4)    Series G Preferred Stock. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series G Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series G Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest thousandth of a cent) determined by multiplying Conversion Price of the Series G Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price of the Series G Preferred Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price of the Series G Preferred Stock shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate.
(5)    In the event that the Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Shares of Common that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d)(iv) (the “First Dilutive Issuance”), and this Corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Shares of Common in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same or related instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(6)    For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
(v)    Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
(1)    Cash and Property. Such consideration shall:
(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;
(b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.
(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing
(x)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(y)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(e)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in outstanding shares. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(g)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(h)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of (i) the Conversion Price of any series of Preferred Stock other than the Series E Preferred Stock, the Series F-1 Preferred Stock or the Series G Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series, (ii) the Conversion Price of the Series E Preferred Stock may be waived by the consent or vote of the holders of at least sixty-eight percent (68%) of the outstanding shares of Series E Preferred Stock, (iii) the Conversion Price of the Series F-1 Preferred Stock may be waived by the consent or vote of the holders of at least sixty-eight percent (68%) of the outstanding shares of Series F-1 Preferred Stock and (iv) the Conversion Price of the Series G Preferred Stock may be waived by the consent or vote of the holders of at least eighty-five percent (85%) of the outstanding shares of Series G Preferred Stock, in each such case either before or after the issuance causing the adjustment. Any such waiver shall bind all current and future holders of shares of such series of Preferred Stock.
(j)    Notices of Record Date. In the event that this Corporation shall propose at any time:
(i)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(ii)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(iii)    to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(d);
then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.
Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.
The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.
(k)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
5.    Voting
(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
(c)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
(d)    Election of Directors. So long as at least 240,000 shares of Preferred Stock (as adjusted for Recapitalizations) remain outstanding:
(i)    the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (each, a “Series A Director”);
(ii)     the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”);

(iii)     the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”);
(iv    the holders of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series E Director”);
(v)    the holders of the Series F-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series F-1 Director”);
(vi)    in the event the Company’s Board of Directors increases the size of the Board of Directors, and designates a “Series G Director”, then and thereafter the holders of the Series G Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series G Director”) and such seat may only be eliminated by amendment of this Amended and Restated Certificate of Incorporation; and
(vii)    The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.
Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class, which member shall be subject to the approval of the then serving members of the Corporation’s Board of Directors.
Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.
(e)    Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
6.    Amendments and Changes
(a)    As long as 400,000 shares of Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Preferred Stock (calculated on an as-converted basis):
(i)    amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation;
(ii)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or Common Stock;
(iii)    authorize or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;
(iv)    authorize or enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(d) above;
(v)    change the authorized size of the Board of Directors;
(vi)    declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;
(vii)    redeem or repurchase any shares of Common Stock or Preferred Stock (excluding Common Stock repurchased at cost (or, if lesser, the fair market value) upon termination of an officer, employee or director or consultant pursuant to a restricted stock purchase agreement or the exercise by the Company of contractual rights of first refusal over such shares);
(viii)    increase the authorized number of shares of Common Stock reserved for issuance pursuant to any stock grant, option plan, purchase plan or other employee stock incentive program;
(ix)    file a petition under any bankruptcy or insolvency law; or
(x)    amend this Section 6.
(b)    As long as at least 20,000 shares of Series E Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty-eight percent (68%) of the outstanding shares of the Series E Preferred Stock take any action for which the Delaware General Corporation Law otherwise requires the approval of the Series E Preferred Stock voting or consenting as a separate series.

(c)    As long as at least 20,000 shares of Series F-1 Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty-eight percent (68%) of the outstanding shares of the Series F-1 Preferred Stock take any action for which the Delaware General Corporation Law otherwise requires the approval of the Series F-1 Preferred Stock voting or consenting as a separate series.
(d)    As long as at least 20,000 shares of Series G Preferred Stock (as adjusted for Recapitalizations) shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least eighty-five percent (85%) of the outstanding shares of the Series G Preferred Stock take any action for which the Delaware General Corporation Law otherwise requires the approval of the Series G Preferred Stock voting or consenting as a separate series.
7.    Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
ARTICLE VI
The Corporation is to have perpetual existence.
ARTICLE VII
Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE IX
In furtherance and not in limitation of the powers conferred by statute, except as set forth under ARTICLE V(6)(a) above, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
ARTICLE X
1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.    The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
3.    Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XII
To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in an Excluded Opportunity and waives any claim that the Excluded Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. An “Excluded Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.